Exhibit 10.59

AMENDMENT DATED JUNE 16, 2008
TO

CLASS A SENIOR SECURED CONVERTIBLE DEBENTURE

ORIGINAL ISSUANCE DATE	September 23, 2003

CONVERTIBLE DEBENTURE DUE	December 31, 2009 (as amended)
AMOUNT DUE AS OF APRIL 30, 2008	$2,110,041.75

WHEREAS, Material Technologies, Inc., a Delaware corporation (the “Company”) entered and executed that certain Class A Senior Secured Convertible Debenture, dated September 23, 2003 (the “Debenture”), in favor of Hyde Investments, Ltd. or registered assigns (the “Holder”);

WHEREAS, the Company has entered into that certain Escrow Agreement, dates as of the date hereof, between the Company and the Holder, among others (the “Escrow Agreement”), and that certain Settlement Agreement, dated as of the date hereof, between the Company and the Holder, among others (the “Settlement Agreement”); and

WHEREAS, the Company and Holder have agreed to amend the Debenture as set forth herein, with all other terms remaining in full force and effect.  Capitalized terms used herein shall have the same meaning as in the Debenture.

NOW THEREFORE, the parties hereby agree as follows:

1.	The Maturity Date shall be extended to December 31, 2009.

2.	Article 1 of the Debenture is hereby amended and restated to read as follows:

The Company shall pay interest on the unpaid principal amount and accrued but unpaid interest of this Class A Senior Secured Convertible Debenture (the “Debenture”) in monthly payments of accrued interest, payable on the first day of each month, at the rate of Ten Percent (10%) per annum, payable in arrears, in cash, until the entire balance of this Debenture has been paid in full or has been converted.  Interest shall accrue from the date of each advance, on the full amount of such advance.  If an Event of Default occurs hereunder and, if such Event of Default is curable, such Event of Default continues for a period of 30 days without being cured, then the interest rate set forth herein shall be increased to a Default Interest Rate of 18% per annum, and the total principal and accrued interest balance of this Debenture shall bear interest at the Default Interest Rate from the date of the occurrence of such Event of Default.

Notwithstanding the foregoing, the Company shall be required to make minimum monthly interest payments of $4,000.  From the date hereof until the Maturity Date, any interest due and payable hereunder in excess of $4,000 per month shall be accrued and added to the principal balance of this Debenture on a daily basis, and shall be due and payable on the Maturity Date.

3.           The first paragraph of Article 2 of the Debenture is hereby amended and restated to read as follows:

   The Company shall pay amounts due hereunder by business check or cashier’s check payable to the order of Corporate Legal Services, LLP, at 2224 Main Street, Santa Monica, CA 90405, or by wire transfer to the attorney-client trust account of Corporate Legal Services, LLP.

4.           The following is hereby added to the end of Section 6.1: “Any Event of Default, or other default or breach of the terms, conditions or covenants of (i) any debenture, promissory note or warrant agreement issued as of the date hereof pursuant to the Settlement Agreement, (ii) the Escrow Agreement or (iii) the Settlement Agreement, shall be deemed an Event of Default under this Debenture.  In addition, the entry of any judgment against the Company in excess of $150,000, regardless of where, how, to whom or under what agreement such liability arises, shall be an Event of Default under this Debenture, unless (i) the Company pays such judgment within 60 days, or (ii) the Company duly files an appeal of such judgment and execution of such judgment is stayed.  Finally, the entry of any order or judgment in favor of any judgment creditor or other creditor attaching the assets of the Company shall be an Event of Default under this Debenture.  The conversion price of this Debenture shall not be at any time more than $0.10 per share, regardless of any combination of shares of the Common Stock of the Company by reverse split or otherwise.”

5.           In Section 6.1, clause (b), the words “required hereunder” are hereby added after the words “the Company does not make a payment.”

6.           The following Section 6.4 is hereby added to the Debenture:  If an Event of Default occurs which is not cured within its applicable cure period, if it is curable, the conversion price of this Debenture after such cure period has expired shall be reduced to half of the pre-Event of Default conversion price.  For clarification, if the conversion price before an Event of Default were the lesser of 50% of market price or $0.10, then the new conversion price would be the lesser of 25% of market price or $0.05.

7.           Section 6.3(i) is hereby deleted and the following provisions are added to the end of Section 6.3. Covenants:

i.
The Company shall not issue any shares of its Class A Common Stock without a legend stating that such shares may not be sold, transferred, pledged, assigned or alienated for a period of at least one year following the date of the issuance of such certificate, other than shares issued to or with the written consent of the Holder.  Notwithstanding the foregoing, this provision shall not apply to (i) any shares issued to purchasers in a financing where the Company receives net proceeds of at least Five Hundred Thousand Dollars ($500,000) and the shares are sold for not less than fifty percent (50%) of the closing price of the Company’s common stock reported as of the closing date of such financing, and (ii) any shares issued in connection with an acquisition of assets by the Company where (a) the Company provides to the Holder a fairness opinion as to the value of the acquired assets, and (b) the Company receives assets that are worth at least fifty percent (50%) of the closing price per share of the Company’s common stock as of the closing date of the acquisition.

j.
The Company shall not into any agreement pursuant to which any party other than the Holder has pre-emptive rights, the right to receive shares of any class of securities of the Company for no additional consideration, the right to receive a set, pre-determined percentage of the outstanding shares of the Company for any period of time, or any other similar right that has the effect of maintaining a set percentage of the issued and/or outstanding shares of any class or classes of the capital stock of the Company.

k.
The Company shall not enter into any agreement giving another party anti-dilution protection unless (1) all shares received pursuant to such provision are subject to a two-year lock-up from the date of issuance, and (2) all such shares received are subject to a “dribble-out,” following the two-year lock-up, restricting their sale to not more than 1/20th of 5% of the previous month’s total trading volume in any single trading day.

l.
The Company will not file any Registration Statement on Form S-8 nor issue any shares registered on Form S-8, exclusive of shares currently registered on Form S-8.  However, when the total capital in the Company’s cash account drops below $500,000, the Company may issue up to $30,000 worth of securities registered on Form S-8, valued at the market price of the common stock on the date of issuance, per month, non-cumulative.  Any issuance of S-8 shares will be supported by an opinion of the Company’s counsel that such issuance complies in all respects with federal securities laws.  This opinion will be provided to the legal representative of the Holder upon request.  Further, the Company will ensure that every entity or individual that receives S-8 shares will be subject to a “dribble-out” restricting their sale to not more than 1/20th of 2% of the previous month’s total trading volume in any single trading day, non-cumulative.  The above described dribble-out is not an aggregate sale restriction for all entities and individuals receiving S-8 shares;

m.	The Company shall not provide material non-public information to the Holder or its representatives.

8.           Section 6.4 is hereby added to the Debenture, and reads as follows:  The Company shall comply with each of the following covenants, and the failure of the Company to comply with such covenants shall be an Event of Default:

a.	If the Company inadvertently provides material non-public information to the Holder or its representatives, the Company shall issue a press release or file a current report on Form 8-K, or take such other action as may be required to render such information no longer “non-public” as soon as possible after discovery, but no later than five business days following written request by the Holder or its counsel that the Company file such report or issue such press release.

b.
The Company shall irrevocably instruct its transfer agent to provide notice to counsel for the Holder of any issuance of any security of the Company where the certificate representing such security does not contain a restrictive legend.

c.	The Company shall not issue any shares of its capital stock which are deemed to be issued, but not outstanding, other than pursuant to the Escrow Agreement.

9.       The Company has informed the Holder that it is considering completing a one-for-one-thousand reverse split of its common stock, as described in an Information Statement filed by the Company on or about April 25, 2008.  The Company acknowledges that the conversion price of the Debenture shall not be effected by any such reverse split, and that after giving effect to such reverse split, the conversion price shall remain the lesser of (i) 50% of the averaged ten closing prices for the Company’s Common Stock for the ten trading days immediately preceding the Conversion Date or (ii) $0.10.  The Holder consents to this action.  The parties acknowledge that the Company is not obligated to complete this reverse-split, or any reverse split.

10.         The Company shall not enter into any agreements giving any other party any pre-emptive rights.  The Company shall not enter into any agreement giving another party anti-dilution protection unless (1) all shares received pursuant to such provision are subject to a two-year lock-up from the date of issuance, and (2) all such shares received are subject to a “dribble-out,” following the two-year lock-up, restricting their sale to not more than 1/20th of 5% of the previous month’s total trading volume in any single trading day.

11.         The shareholder lockup provisions will not apply to up to any shares held by Mr. Robert Bernstein, and sold by him personally in a bona-fide sale to an unrelated, unaffiliated third party; provided, that (i) the number of shares sold under this Paragraph 11 shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) worth of stock, calculated based on the number of shares sold multiplied by the closing price of the stock on the date such shares are sold (if a market trade) or transferred on the books of the transfer agent (if a private transfer).  Once Two Million Five Hundred Thousand Dollars ($2,500,000) worth of stock has been sold as calculated above, the lockup on whatever remains of the shares owned by Mr. Bernstein (if any) goes back into effect.  In this regard, if Mr. Bernstein sells any of his shares without legend, then he may only sell up to 1/20th of 5% of the previous month’s total trading volume in any single trading day, and he may not sell more than 1% of the issued and outstanding shares of Matech during any 90 day period.  Further, if Mr. Bernstein sells any of his shares, he must have such shares transferred on the books of the transfer agent within five business days of the sale.  Mr. Bernstein shall comply with all reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended.  The Company shall take such action as is required to ensure compliance with the provisions of this Paragraph 11.

12.         To induce the Holder to extend the Maturity Date of the Debenture and/or enter into this Agreement and the Settlement Agreement of even date hereof, the Company hereby agrees to pay an extension fee and a settlement fee of an aggregate of $278,845.08, which shall be added to the balance of this Debenture as of June 16, 2008.  The balance of the Debenture as of June 16, 2008, is confirmed and agreed to be $2,137,812.27, which includes all advances, accrued interest and the above fee to date.

All other terms of the Debenture, as amended to date, shall remain the same.

IN WITNESS WHEREOF, the Company has duly executed this Amendment dated June 16, 2008 to Class A Senior Secured Convertible Debenture as of the date first written above.

MATERIAL TECHNOLOGIES, INC. a Delaware corporation	HYDE INVESTMENTS, LTD.

By /s/ Robert M. Bernstein	By
Robert M. Bernstein	Carsten Rykov
Chairman and CEO	Managing Director